UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2011

MFA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:	(212) 207-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

On February 17, 2011, MFA Financial, Inc. (“MFA”) sold an aggregate of $1.32 billion in principal value of Non-Agency residential mortgage-backed securities (“MBS”) to Credit Suisse First Boston Mortgage Securities Corp, as part of a resecuritization transaction. In connection with this transaction, third-party investors purchased $488.4 million face amount of variable rate, senior bonds (the “Senior Bonds”) rated “AAA” by DBRS, Inc. issued by CSMC Series 2011-1R (the “Trust”). The Senior Bonds have a weighted average life of 2.0 years at a CPR of 10% and a pass-through rate of one-month LIBOR plus 100 basis points.  Also in connection with this transaction, MFA acquired $831.6 million face amount of three classes of non-rated certificates issued by the Trust, which together provide credit support to the Senior Bonds, and received $488.4 million in cash.  MFA also acquired $488.4 million notional amount of interest only senior certificates issued by the Trust.

The Company engaged in the resecuritization primarily for the purpose of obtaining permanent non-recourse financing on a portion of its Non-Agency MBS portfolio, as well as refinancing a portion of its Non-Agency MBS portfolio on improved terms.  Consistent with the accounting for the Company’s October 2010 resecuritization transaction, the Company currently expects that it will consolidate the Trust for financial reporting purposes. The holders of the Senior Bonds have no recourse to the general credit of the Company, but the Company does have the obligation, under certain circumstances to repurchase assets from the Trust upon the breach of certain representations and warranties.  In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/Timothy W. Korth
Timothy W. Korth
General Counsel and Senior Vice President

Date: March 7, 2011